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                                                                     EXHIBIT 4.2

                  AMENDMENT, REDEMPTION AND EXCHANGE AGREEMENT

        This AMENDMENT, REDEMPTION AND EXCHANGE AGREEMENT ("Agreement") is made as of this 4th day of June, 2003 by and between GENOME THERAPEUTICS CORP., a Massachusetts corporation (the "Company"), and The Tail Wind Fund, Ltd. (the "Investor").

                              W I T N E S S E T H:

                WHEREAS, pursuant to that certain Purchase Agreement, dated as of March 5, 2002 (the "Purchase Agreement"), by and among the Company, the Investor and Smithfield Fiduciary LLC (the "Other Investor," and collectively with the Investor, the "Investors"), the Company sold and issued to the Investor, and the Investor purchased from the Company, (i) $3 million in principal amount of the Company's 6% Convertible Notes (the "Note"), which Note is convertible into shares of common stock of the Company, $0.10 par value per share (the "Common Stock"), in accordance with the terms of the Note and (ii) warrants ("Initial Warrants") to purchase up to 97,500 shares of Common Stock; capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement;

                WHEREAS, a registration statement (file no. 333-85500) (the "Current Registration Statement") was originally filed by the Company with the SEC under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"), on April 4, 2002, and was declared effective April 18, 2002;

                WHEREAS, the Investor has not converted or sold any of the Note;

                WHEREAS, the Investor wishes to sell to the Company, and the Company wishes to redeem and purchase from the Investor, two-thirds (2/3) of the outstanding principal amount of Notes held by the Investor at a redemption price equal to the portion of the outstanding principal amount of such Note so redeemed plus accrued and unpaid interest thereon through the Closing Date (as defined below); and

                WHEREAS, in order to induce the Investor to convert the remaining Note not redeemed hereunder, the Company has agreed to reduce the Conversion Price under the Note and to exchange the Initial Warrants for warrants in the form of Exhibit A attached hereto (the "Exchange Warrants") as more fully described herein;

                NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Redemption. The Investor hereby sells, assigns, transfers and conveys to the Company, and the Company hereby redeems and purchases from the Investor, $2,000,000 of the outstanding principal amount of the Note held by the Investor at a redemption price (the "Redemption Price") equal to $2,050,959, which represents the

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outstanding principal amount of the Note plus accrued and unpaid interest thereon through and including the date hereof. Simultaneous with the execution hereof, the Company shall pay the Redemption Price by wire transfer to the account designated in writing by the Investor.

        2. Amendment. Notwithstanding anything contained in the Note, effective upon execution hereof and receipt of the Redemption Price, the Conversion Price (as defined in the Note) of the Note is hereby amended to equal $2.5686 (the "New Conversion Price").

        3. Conversion. Simultaneously with the Investor's receipt of the Redemption Price, the remaining $1,000,000 outstanding principal amount of the Note plus accrued and unpaid interest thereon held by the Investor after the redemption pursuant to Section 1 above at the Redemption Price shall be converted at the New Conversion Price as if the Investor delivered the Conversion Notice (as defined in the Notes) attached to the Note. As a result, the Investor is converting a total of $1,025,479.50 principal amount of Notes plus accrued and unpaid interest thereon into 399,237 shares of Common Stock (the "Conversion Shares"). The Company and the Investor acknowledge that, upon the Investor's receipt of the Redemption Price, the foregoing constitutes valid delivery of the applicable Conversion Notice to the Company as of the date hereof. By execution hereof, the Company hereby waives the requirements under
Section 3(a) of the Note and Section 9.4 of the Purchase Agreement that the Investor email three designees of the Company confirming delivery of such Conversion Notice. Simultaneously with the delivery by the Company of the Redemption Price, the Company shall cause its transfer agent to electronically transmit the Conversion Shares to the Investor, by crediting the account of the Investor's prime broker with DTC through its Deposit Withdrawal Agent Commission system designated in writing by the Investor to the Company concurrently herewith. Upon the receipt by the Investor of the Redemption Price and the Conversion Shares, the Purchase Agreement and the Note shall be deemed terminated and of no further force or effect.

        4. Warrant Exchange. As of the date hereof, the Company will issue to the Investor the Exchange Warrants to subscribe for 97,329 shares of Common Stock ("Warrant Shares") at an initial exercise price of $3.71 per share, in exchange for the surrender of the Initial Warrants currently held by such Investor.

        5. Simultaneous Signing and Closing. The transactions contemplated by this Agreement shall be consummated on the date hereof (such event referred to as the "Closing" and the date of such Closing, the "Closing Date"). At the Closing, the Investor shall surrender to the New York office of Ropes & Gray LLP, counsel to the Company, at 885 Third Avenue, Suite 3200, New York, New York 10022, the Note and Initial Warrants held by the Investor or in lieu of the foregoing an indemnification undertaking reasonably satisfactory to the Company. On the Closing Date and as a condition to the Closing, the Company shall have entered into a separate but substantially identical redemption, amendment and exchange agreement with the Other Investor (the "Other Investor Agreement") and shall consummate the transactions contemplated by

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the Other Investor Agreement concurrently with the consummation of the transactions contemplated by this Agreement.

        6. Registration Rights.

                (a) Prospectus Supplement. On or before the date which is one
        (1) day following the Closing Date, the Company shall, to the extent required or advisable by law, at its sole cost and expense and in accordance with the 1933 Act, file a prospectus supplement to the Current Registration Statement with the SEC describing the change of the conversion price to the Notes to the New Conversion Price and the exchange of the Initial Warrants with the Exchange Warrants as described herein.

                (b) New Warrant Shares. Promptly following the Closing Date, (but by no later than 30 calendar days following the Closing Date), the Company shall, at its sole cost and expense and in accordance with the 1933 Act, use its best efforts to prepare and file a registration statement (the "Exchange Warrants Registration Statement") on Form S-3 (or other appropriate form acceptable to the Investor) under the 1933 Act with the SEC covering all the shares of Common Stock issued or issuable upon exercise of the Exchange Warrants. The Company shall use its best efforts to have such Exchange Warrants Registration Statement declared effective as soon thereafter as possible (but by no later than 120 calendar days following the Closing Date). All the terms and conditions of the Registration Rights Agreement, dated as of March 5, 2002 (the "Registration Rights Agreement"), by and among the Company and the Investors shall apply mutatis mutandis to the registration of such shares issued or issuable upon exercise of the Exchange Warrants, including without limitation the indemnification and contribution provisions contained therein, and all such terms are incorporated by reference herein. Therefore, the Warrant Shares underlying the Exchange Warrants shall be deemed to be Warrant Shares constituting Registrable Securities for all purposes of the Registration Rights Agreement and the Exchange Warrants Registration Statement shall be deemed to be a Registration Statement for all purposes of the Registration Rights Agreement. Notwithstanding the foregoing and in lieu of the amount set forth as liquidated damages under Section 3(c) of the Registration Rights Agreement, the amount which shall be paid to the Investor, if the Company breaches the provisions of this Section 6(b), subject to the provisions of Section 2(c)(ii) of the Registration Rights Agreement, and the applicable provisions of Section 3(c) of the Registration Rights Agreement, for each month (or portion thereof) following any such breach, shall equal 2% of the product of (x) the number of Warrant Shares issued and issuable upon exercise of the Exchange Warrants and not available for resale under the Exchange Warrants Registration Statement multiplied by (y) the greater of (I) the Warrant Price (as defined in the Exchange Warrant) and (II) the closing price of the Common Stock as reported by the NASDAQ National Market (or other exchange or market on which the Common Stock is principally traded) on the date of determination.

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        7. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

                (a) Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify would not be reasonably likely to result in a Material Adverse Effect. All of the Company's subsidiaries are listed by name and jurisdiction on Schedule 4.1 attached to the Purchase Agreement.

                (b) Authorization. The Company has full corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and the Exchange Warrants, (ii) authorization of the performance of all obligations of the Company hereunder and thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Conversion Shares and Warrant Shares. Each of this Agreement and the Exchange Warrant constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

                (c) Capitalization. Set forth on Schedule 7(c) hereto is (a) the authorized capital stock of the Company on the date hereof; (b) the number of shares of capital stock issued and outstanding on the date hereof; (c) the number of shares of capital stock issuable pursuant to the Company's stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Exchange Warrants) exercisable for, or convertible into or exchangeable for any shares of capital stock. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 7(c), no Person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company. Except as set forth on
        Schedule 7(c), there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, the Other Investor Agreement or set forth on Schedule 7(c), the Company is not currently in negotiations for the issuance of any equity securities of any kind. Except as set forth on Schedule 7(c), the Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the securityholders of the Company relating

                                        4

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        to the securities of the Company held by them. Except pursuant to the
        Registration Rights Agreement, this Agreement, the Other Investor Agreement and as set forth on Schedule 7(c), the Company has not granted any Person the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

                (d) Valid Issuance. As of the Closing, the Company has reserved a sufficient number of shares of Common Stock for the issuance upon exercise of the Exchange Warrants. The Exchange Warrants are duly authorized, and the Conversion Shares, the Exchange Warrants and the Warrant Shares (collectively, the "Securities"), respectively, when issued in accordance herewith and with the terms of the Note, the Exchange Warrants and this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws. The number of shares to be reserved hereunder shall be determined without regard to any restrictions on beneficial ownership contained in this Agreement or in the Exchange Warrants.

                (e) Consents. The execution, delivery and performance by the Company of this Agreement and the Exchange Warrants and the offer, issuance and sale of the Securities, require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that will have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and the additional listing application requirements of the NASDAQ National Market, which the Company undertakes to file within the applicable time periods.

                (f) Delivery of SEC Filings; Business. The SEC Filings represent all filings required of the Company pursuant to the 1934 Act since August 31, 2000. The SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description of the business of the Company in all material respects. The Company has not provided to the Investor (i) any information required to be filed under the 1934 Act that has not been so filed or (ii) any non-public information.

                (g) No Material Adverse Change. Since the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, no event, transaction or condition has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

                                        5

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                (h) Registration Statements; Material Contracts.

                                (1) During the preceding two years, each
                registration statement and any amendment thereto filed by the Company pursuant to the 1933 Act, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                (2) Except as set forth on Schedule 4.3 to the
                Purchase Agreement, there are no agreements or instruments currently in force and effect that constitute a warrant, option, convertible security or other right, agreement or arrangement of any character under which the Company is or may be obligated to issue any material amounts of any equity security of any kind, or to transfer any material amounts of any equity security of any kind.

                (i) Form S-3 Eligibility. The Company is currently eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the 1933 Act. The Current Registration Statement is effective and available for the sale of at least all of the Registrable Securities required to be included in such Current Registration Statement.

                (j) No Conflict, Breach, Violation or Default.

                                (1) The execution, delivery and performance of
                this Agreement and the Exchange Warrants by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company's Restated Articles of Organization (including any certificates of designation) or the Company's Bylaws, both as in effect on the date hereof (copies of which have been provided to the Investor before the date hereof to the extent there have been any changes since execution of the Purchase Agreement) and the date of issuance of such securities, or (ii) except where it would not have a Material Adverse Effect, (A) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, or (B) any agreement or instrument to which the

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                Company is a party or by which the Company is bound or to which any of the properties of the Company is subject.

                                (2) Except where it would not have a Material
                Adverse Effect, the Company (i) is not in violation of any statute, rule or regulation applicable to the Company or its assets, (ii) is not in violation of any judgment, order or decree applicable to the Company or its assets, and (iii) is not in breach or violation of any agreement, note or instrument to which it or its assets are a party or are bound or subject. The Company has not received notice from any Person of any claim or investigation that, if adversely determined, would render the preceding sentence untrue or incomplete.

                (k) Tax Matters. The Company has timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the knowledge of the Company, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except such as which are not material and except as set forth on Schedule 4.12 to the Purchase Agreement. All material taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no material tax liens or claims pending or, to the Company's knowledge, threatened against the Company or any of its respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any other corporation or entity.

                (l) Title to Properties. Except as disclosed in the SEC Filings, the Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects, except for such liens, encumbrances and defects which could not reasonably be expected to have a Material Adverse Effect; and except as disclosed in the SEC Filings, the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

                (m) Certificates, Authorities and Permits. The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect.

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                (n) No Labor Disputes. No material labor dispute with the
        employees of the Company exists or, to the knowledge of the Company, is imminent.

                (o) Intellectual Property. The Company owns or possesses adequate rights or licenses to the inventions, know-how, patents, patent rights, copyrights, trademarks, trade names, licenses, approvals, governmental authorizations, trade secrets confidential information and other intellectual property rights (collectively, "Intellectual Property Rights"), free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, necessary to conduct the business now operated by it, or presently employed by it and presently contemplated to be operated by it as described in the SEC Filings, and the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights except as disclosed in the SEC Filings. None of the Company's Intellectual Property Rights have expired or terminated, or are expected to expire or terminate within three years from the date of this Agreement, except where such expirations or termination would not result, either individually or in the aggregate, in a Material Adverse Effect. To the knowledge of the Company, the Company's patents and other Intellectual Property Rights and the present activities of the Company do not infringe any patent, copyright, trademark, trade name or other proprietary rights of any third party where such infringement may cause a Material Adverse Effect on the Company, and there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding its Intellectual Property Rights (other than as set forth in the SEC Filings filed at least ten (10) day prior to the date hereof), and the Company and its subsidiaries are unaware of any facts or circumstances which could reasonably be expected to give rise to any of the foregoing. The Company has no knowledge of the material infringement of its Intellectual Property Rights by third parties and has no reason to believe that any of its Intellectual Property Rights is unenforceable, and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                (p) Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation that might lead to such a claim.

                                        8

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                (q) Litigation. Except as disclosed in the SEC Filings, there are no pending actions, suits or proceedings against or affecting the Company or any of its properties that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect; and to the Company's knowledge, no such actions, suits or proceedings are threatened or contemplated.

                (r) Financial Statements. The financial statements included in each SEC Filing present fairly and accurately in all material respects the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. Since December 31, 2002, no event has occurred that would cause a Material Adverse Effect on the financial condition of the Company except as otherwise reflected in the SEC Filings since such date, and there has not been any material adverse change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company's most recent Quarterly Report on Form 10-Q, except changes in the ordinary course of business which have not had, in the aggregate, a Material Adverse Effect.

                (s) Insurance Coverage. The Company maintains in full force and effect insurance coverage that the Company reasonably believes to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

                (t) Compliance with NASDAQ Continued Listing Requirements. The Company is in material compliance with all applicable NASDAQ National Market continued listing requirements and is in good standing on such exchange. There are no proceedings pending or, to the Company's knowledge, threatened against the Company relating to the continued listing of the Common Stock on the NASDAQ National Market and the Company has not received any notice of, nor to the knowledge of the Company is there any basis for, the delisting of the Common Stock from the NASDAQ National Market.

                (u) Brokers and Finders. The Investor shall have no liability or responsibility for the payment of any commission or finder's fee to any third party in connection with or resulting from this Agreement or the transactions contemplated by this Agreement by reason of any agreement of or action taken by the Company.

                (v) No General Solicitation; 1933 Act Exemption. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Exchange Warrants or any of the Securities. The issuance of the Conversion Shares and the exchange of the Initial Warrants for the Exchange Warrants are exempt from registration under the 1933 Act pursuant to Section 3(a)(9) of the 1933 Act.

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                (w) No Integrated Offering. Neither the Company nor any of its
        Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Exchange Warrants or the Securities under the 1933 Act; or would require the integration of this offering with any other offering of securities for purposes of determining the need to obtain stockholder approval of the transactions contemplated hereby under the rules of the NASDAQ National Market.

                (x) Disclosures. For purposes of this Agreement and the transactions contemplated hereby, none of the representations or warranties made by the Company in this Agreement or in the Exchange Warrants and no information furnished by the Company pursuant hereto or thereto, or in any other document, certificate or statement furnished by the Company to the Investor or any authorized representative of the Investor, pursuant hereto or thereto or in connection therewith, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which they were made, not misleading.

                (y) Rights Plan. None of the acquisition of the Exchange Warrants or any of the Securities nor the deemed beneficial ownership of shares of Common Stock issuable upon, or the acquisition of such shares pursuant to the exercise of the Exchange Warrants will in any event under any circumstances in and of itself trigger the poison pill provisions of any stockholder rights or similar agreements, or plan having a similar effect, to which the Company is a party.

        8. Representations and Warranties of the Investor. The Investor hereby represents and warrants on the date hereof to that Company that:

                (a) Organization and Existence. The Investor is a validly existing entity and has all requisite power and authority to enter into this Agreement.

                (b) Authorization. The execution, delivery and performance by the Investor of this Agreement has been duly authorized and this Agreement will constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

                (c) Legends. It is understood that, until registration for resale pursuant to the Registration Rights Agreement or until sales under Rule 144 are permitted, certificates evidencing the Exchange Warrants and the Warrant Shares may bear one or all of the following legends or legends substantially similar thereto:

                                (1) "THE SHARES REPRESENTED BY THIS CERTIFICATE
MAY NOT BE TRANSFERRED WITHOUT (I) THE OPINION OF

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COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION (IF REQUESTED) THAT SUCH
TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933; OR (II) SUCH REGISTRATION OR QUALIFICATION."

                                (2) If required by the authorities of any state
in connection with the issuance of sale of the Securities, the legend required by such state authority.

                Upon registration for resale pursuant hereto and the Registration Rights Agreement or upon Rule 144(k) under the 1933 Act becoming available, the Company shall promptly cause certificates evidencing the Warrant Shares previously issued to be replaced with certificates which do not bear such restrictive legends, and all Warrant Shares subsequently issued shall not bear such restrictive legends. Certificates evidencing the Warrant Shares issued following the registration for resale of such shares pursuant hereto and the Registration Rights Agreement or Rule 144(k) under the 1933 Act becoming available for the sale of such shares shall be issued without any restrictive legends.

                (d) Title to Note and Initial Warrants. The Investor has good and valid title to the Note and the Initial Warrants, free of any encumbrances, has not transferred the Note or the Initial Warrants, and has not converted the Note into shares of Common Stock or exercised the Initial Warrants for shares of Common Stock.

        9. Covenants and Agreements of the Company.

                (a) Additional Financings. From the date hereof until the second anniversary of the Closing Date, the Investor will have a right of participation with respect to any sales of any of the Company's securities in a non-registered or "shelf" offering (subject to the exclusions set forth in the definition of "Excluded Transaction" in the Purchase Agreement) capital raising transaction on and subject to the terms and conditions set forth in this Section 9(a). During such period, the Company shall give written notice (a "Financing Notice") to the Investor within five (5) business days following any non-registered or "shelf" sale (subject to the exclusions set forth in the definition of "Excluded Transaction") of any of the Company's equity securities or any securities convertible into or exchangeable or exercisable for such securities in a capital raising transaction (including, without limitation, any Variable Rate Transaction or MFN Transaction) (a "Participation Transaction"); provided, however, that if the approval of the Company's shareholders is required by the rules and regulations of NASDAQ or any other applicable market, exchange, regulatory authority, agency or commission in order to enter into such Participation Transaction, then the Company shall provide the Financing Notice to the Investor at least 10 business days prior to the filing of any proxy or information statement with the SEC seeking shareholder approval of such Participation Transaction in order to provide the Investor a reasonable period of time to exercise its rights hereunder and to have the securities the Investor elects to purchase included in such proxy or information statement. Such Financing Notice shall describe the significant business terms of such transaction and be accompanied by a copy of all transaction documents pertaining to such transaction. The Investor shall have the right (pro rata with the Other Investor (based on a 4:1 ratio for the Other Investor and the Investor) respectively, or together with other investors selected by the Investor and reasonably acceptable to the Company) to purchase, in accordance with the procedures set forth below, an amount of identical securities issued in such transaction equal to the Investor's pro rata portion of 33 1/3% of the amount purchased by such other investors (i.e., 25% of the aggregate amount of such securities issuable to the Investors and such other investors together) for the same consideration and on the same terms and conditions as such third party sale, provided that if the aggregate amount of net proceeds raised by the Company in any such transaction exceeds $15 million, then for such portion of such transaction which exceeds $15 million the Investor shall have the right to purchase only its pro rata portion of 20% of such excess amount purchased by such other investors (i.e., 16 2/3% of the aggregate amount of such excess securities issuable to the Investors and such other investors together), and provided further that, notwithstanding the foregoing, the Investor shall be accorded the right to purchase not less than $1 million of securities of the Company on the same terms as the securities issued in such Participation Transaction. The Company shall not consummate any such third party transaction unless following such consummation the Investor is permitted to purchase such percentage under the terms of all transaction documents for such other transaction and under all applicable laws and regulations. Without limiting the foregoing (a) the Company shall authorize and reserve a sufficient number and amount of such securities, or class or series thereof, in order to enable full participation by the Investor in such securities, class or series that is purchased by such third party, and (b) the Company shall not issue in excess of such number of shares of Common Stock (or securities which are convertible, exchangeable or exercisable into such number of shares of Common Stock) which, together with the maximum amount of securities otherwise permitted to be purchased by the Investor and the other Investor hereunder, would cause the Company to violate any shareholder approval or other requirements of NASDAQ or any other applicable market, exchange, regulatory authority, agency or commission. The Investor may elect to participate in such transaction by delivering written notice of such election to the Company within ten (10) business days following receipt of the Financing Notice. If, subsequent to the Company giving any Financing Notice to the Investor hereunder, any material term or condition of such third-party sale is changed from that disclosed in the Financing Notice and the accompanying transaction documents, the Company shall be required to provide a new Financing Notice to the Investor hereunder and the Investor shall again have the right to exercise its rights to purchase a percentage of the securities in such transaction on such changed terms and conditions as provided hereunder. The rights and obligations of this Section 9(a) shall in no way diminish the other rights of the Investor pursuant to this Section 9. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the

        Investor pursuant to any Participation Transaction shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by the Investor (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the Investor's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned by the Investor's "affiliates" (as defined in Rule 144 of the 1933 Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the 1934 Act, exists, would exceed 4.99% of the total issued and outstanding shares of the Common Stock; provided, that the limitation set forth in this sentence shall not limit the ability of the Company to engage in a Participation Transaction. The rights of participation of the Investor set forth in this Section 9(a) will not apply to any Excluded Transaction. All rights of the Investor under this Section 9(a) shall cease and be of no further effect upon the consummation of a Change in Control Transaction (as defined in the Notes).

                (b) Reservation of Common Stock issuable upon Exercise of the Exchange Warrants. The Company hereby agrees at all times to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the full exercise of the Exchange Warrants, such number of shares of Common Stock as shall from time to time equal 100% of the number of shares sufficient to permit the full exercise of the Exchange Warrants in accordance with the terms of the Exchange Warrants. All calculations pursuant to this paragraph shall be made without regard to restrictions on beneficial ownership.

                (c) Press Releases; Form 8-K.

                                        (1) Other than the press release
                described in the next sentence, any press release or other publicity concerning this Agreement, the Other Investor Agreement or the transactions contemplated by this Agreement shall be submitted to the Investor for comment at least two (2) business days prior to issuance, unless the release is required to be issued within a shorter period of time by law or pursuant to the rules of the NASDAQ National Market or a national securities exchange. The Company shall issue a press release concerning the fact and material terms of this Agreement promptly upon execution hereof but in any event within one business day hereof in the form attached hereto as Exhibit B.

                                        (2) On or before 8:30 a.m. (New York
                City time), on the first business day following the date hereof, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by (i) this Agreement and the Exchange Warrants and (ii) the Other Investor Agreement and the warrants issuable pursuant thereto on the Closing Date (collectively, the "Other Investor Documents"), in each case, in the form required by the 1934 Act, and attaching the material transaction documents (including, without limitation, this Agreement and the Other Investor Documents) as exhibits to such filing (including all attachments, the "8-K Filing", and the description and attachments, the "8-K Materials"). The 8-K Materials shall be subject to the Investor's prior approval, not to be unreasonably withheld or delayed. From and after the filing of the 8-K Filing with the SEC, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its officers, directors, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company from and after the filing of the 8-K Filing with the SEC without the express written consent of the Investor.

                (d) No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the obligations to the Investor under this Agreement or the Exchange Warrants.

                (e) Listing of Conversion Shares, Warrant Shares and Related Matters. The Company hereby agrees, promptly following the Closing of the transactions contemplated by this Agreement, to take such action to cause the Conversion Shares (if necessary) and the Warrant Shares to be listed on the NASDAQ National Market as promptly as possible but no later than the effective date of the registration contemplated by this Agreement. The Company further agrees that if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it will include in such application the Conversion Shares and the Warrant Shares and will take such other action as is necessary to cause such Common Stock to be so listed. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf, shall directly or indirectly make any offers or sales of any security or solicit any offers to buy any security which may cause the integration of the offering hereunder with any other offering of securities for purposes of determining the need to obtain stockholder approval of the transactions contemplated hereby under the rules of the NASDAQ National Market.

                (f) Corporate Existence. So long as any Exchange Warrants remain outstanding, the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company's assets, as long as the surviving or successor entity in such transaction (a) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith, regardless of whether or not the Company would have had a sufficient number of shares of Common Stock authorized and available for issuance in order to fulfill its obligations hereunder and effect the exercise in full of all Exchange Warrants outstanding as of the date of such transaction; (b) has no legal, contractual or other restrictions on its ability to perform the obligations of the Company hereunder and under the agreements and instruments entered into in connection herewith; and (c) is a publicly traded corporation whose common stock and the shares of capital stock issuable upon exercise of the Exchange Warrants are (or would be upon issuance thereof) listed for trading on an Approved Market, provided that this clause (c) shall not apply in the event of a merger, consolidation or sale of all or substantially all of the Company's assets with or to an unaffiliated third party in an arm's length transaction pursuant to which all holders, other than the acquiring entity, of outstanding shares of Common Stock receive consideration consisting solely of cash.

        10. Miscellaneous.

                (a) Full Force and Effect. Except as otherwise expressly provided herein, the Registration Rights Agreement shall remain in full force and effect.

                (b) Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the execution and delivery of this Agreement.

                (c) Successors and Assigns; Amendment. This Agreement may not be assigned by a party hereto without the prior written consent of the other party hereto which consent may not be unreasonably withheld or delayed, except that without the prior written consent of the Company, but after notice duly given, the Investor may assign its rights and delegate its duties hereunder in whole or in part to an affiliate of the Investor or to the Other Investor. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No provision of this Agreement or the Exchange Warrant may be amended other than by an instrument in writing signed by the Company and the Investor and no amendment may be made to the Other Investor Documents without the written consent of the Investor if such amendment would be adverse to the rights of the Investor relative to the Other Investor or preferential to the Other Investor relative to the Investor. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement, the Purchase Agreement, the Registration Rights Agreement or the Exchange Warrants unless the same consideration also is offered to all of the parties to such agreements or holders of the Exchange Warrants, as the case may be. The Company has not entered into and does not currently contemplate entering into, directly or indirectly, any transaction with the Other Investor except as set forth in the Other Investor Documents.

                (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall not become effective unless and until it is executed and delivered by each of the Company and the Investor.

                (e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                (f) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given only upon delivery to each party to be notified by (i) personal delivery, (ii) telecopier, upon receipt of confirmation of complete transmittal, or (iii) an internationally recognized overnight air courier, addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days' advance written notice to the other party:

                         If to the Company:

                         Genome Therapeutics Corp.
                         100 Beaver Street
                         Waltham, Massachusetts 02453
                         Telephone: (781) 398-2300
                         Fax: (781) 893-9535
                         Attention: Stephen Cohen, CFO

                         with a copy to:

                         Ropes & Gray LLP
                         One International Place
                         Boston, Massachusetts 02110-2624
                         Telephone: (617) 951-7000
                         Fax: (617)951-7050
                         Attention: Patrick O'Brien, Esquire

                         If to the Investor, to the address set forth on the signature page hereto.

                (g) Expenses. Promptly following the Closing Date, the Company shall pay for reasonable legal fees and expenses incurred by the Investor in connection with the transactions contemplated by this Agreement and the preparation and negotiation of this Agreement and the Exchange Warrants in an amount up to $12,500.

                (h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this

        Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                (i) Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Registration Rights Agreement, the Purchase Agreement, the Notes and the Exchange Warrants and other documents contemplated hereby constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

                (j) Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

                (k) APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                (l) Remedies.

                                (1) The Investor shall be entitled to specific
                performance of the Company's obligations under the Agreements.

                                (2) The Company on the one hand, and the
                Investor on the other hand, shall indemnify the other and hold it harmless from any loss, cost, expense or fees (including attorneys' fees and expenses) arising out of any breach of any representation, warranty, covenant or agreement in this Agreement or the Exchange Warrants, or arising out of the enforcement of this Section.

                (m) JURISDICTION. THE PARTIES HEREBY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY OR INDIRECTLY FROM OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER AGREEMENTS SHALL BE LITIGATED ONLY IN THE SUPREME COURT OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK. THE PARTIES CONSENT TO THE JURISDICTION AND VENUE OF THE FOREGOING COURTS AND CONSENT THAT ANY PROCESS OR NOTICE OF MOTION OR OTHER APPLICATION TO EITHER OF SAID COURTS OR A JUDGE THEREOF MAY BE SERVED INSIDE OR OUTSIDE THE STATE OF NEW YORK OR THE SOUTHERN DISTRICT OF NEW YORK BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE PARTY BEING SERVED AT ITS ADDRESS SET FORTH IN THIS AGREEMENT (AND

        SERVICE SO MADE SHALL BE DEEMED COMPLETE THREE (3) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID) OR BY PERSONAL SERVICE OR IN SUCH OTHER MANNER AS MAY BE PERMISSIBLE UNDER THE RULES OF SAID COURTS. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AGREEMENT OR THE OTHER AGREEMENTS.

                (n) Payment Set Aside. To the extent that the Company makes a payment or payments to any Investor hereunder or pursuant to the Registration Rights Agreement or the Exchange Warrants or the Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person or entity under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                (o) Like Treatment of Investors and Holders. For so long as any Exchange Warrants remain outstanding, neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption, exchange or exercise of the Securities, or otherwise, to any Investor, Other Investor or holder of Securities, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Agreement or the Exchange Warrants, unless such consideration is required to be paid to all Investors or holders of Securities bound by such consent, waiver or amendment. The Company shall not, directly or indirectly, redeem or exchange any Securities unless such offer of redemption or exchange is made pro rata to all Investors or holders of Securities, as the case may be, on identical terms.

                (p) Independent Nature of Investor's Obligations and Rights. The obligations of the Investor hereunder and under the documents contemplated hereby are several and not joint with the obligations of the Other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of the Other Investor under any such document. Nothing contained herein or in any other document contemplated hereby, and no action taken by the Investor pursuant hereto or thereto, shall be deemed to constitute any of the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby or thereby. The Investor confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other document contemplated hereby, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

                          *** Signature Pages Follow***

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company:                           GENOME THERAPEUTICS CORP.


                                       By: /s/ Steven M. Rauscher
                                           -------------------------------
                                       Name:   Steven M. Rauscher
                                       Title:  Chairman, President and CEO

                                      THE INVESTOR

                                      THE TAIL WIND FUND, LTD.
                                      By: TAIL WIND ADVISORY AND
                                          MANAGEMENT LTD.,
                                          as investment manager


                                          By: /s/ David Crook
                                              ---------------------------
                                          Name:   David Crook
                                          Title:  CEO

Address for Notices:                  The Tail Wind Fund Ltd.
                                      c/o Tail Wind Advisory and Management Ltd.
                                      1 Regent Street, 1st Floor
                                      London, SW1Y 4NS UK
                                      Attn: David Crook
                                      Telephone: 44-207-468-7660
                                      Facsimile: 44-207-468-7657

                                      with a copy to:

                                      Peter J. Weisman, P.C.
                                      110 East 59th Street, 18th Fl.
                                      New York, New York  10022
                                      Attn: Peter J. Weisman, Esq.
                                      Telephone: (212) 418-4792
                                      Facsimile: (212) 317-8855]

Exhibits:

Exhibit A       Form of Exchange Warrants
Exhibit B       Press Release

Schedules:

Schedule 7(c)   Capitalization